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                                                                     Exhibit 5.1

January 25, 2002

Board of Directors
Bank of America Corporation
Bank of America Corporate Center
Charlotte, North Carolina 28255

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended, of 40,000,000 shares of the common stock of Bank of America Corporation (the "Shares") to be issued pursuant to the terms of the Bank of America Corporation 2002 Associates Stock Option Plan (the "Plan"), members of my staff and I have examined such corporate records and other documents, including the Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, and have reviewed such matters of law as we have deemed necessary or appropriate for this opinion. Based on such examination and review, it is my opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

I consent to be named in the Registration Statement as the attorney who passed upon the legality of the Shares, and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul J. Polking

Paul J. Polking